Exhibit 99.1

FOR IMMEDIATE RELEASE

Pure Acquisition Corp. Announces Business Combination Transaction

FORT WORTH, TX, May 4, 2020 — Pure Acquisition Corp. (“Pure”) (NASDAQ: PACQ, PACQU, PACQW), an oil and gas exploration and production focused special purpose acquisition entity, today announced that it has entered into a Business Combination Agreement (the “HPK Business Combination Agreement”) with, among others, HighPeak Energy, Inc. (“HighPeak Energy”), a wholly owned subsidiary of Pure formed to effect the business combination, and certain affiliates of HighPeak Energy Partners, LP (the “HighPeak Funds”). Certain affiliates of the HighPeak Funds will surrender 5,350,000 shares of Class B common stock and all the private placement and public warrants which they hold, a minimum of 30,721,112 of warrants in the aggregate, immediately prior to the closing of the business combination..

Pursuant to the HPK Business Combination Agreement, a wholly owned subsidiary of HighPeak Energy will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy and Pure’s existing stockholders receiving one share of common stock of HighPeak Energy for each share of Pure’s common stock owned thereby. HighPeak Energy will then acquire certain assets from the HighPeak Funds in exchange for shares of its common stock (such transactions referred to collectively as, the “business combination”). After giving effect to the business combination, HighPeak Energy will conduct its business as an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves with assets located in the northeastern part of the oil-rich Midland Basin. Upon completion of the business combination, HighPeak Energy intends to list its common stock for trading on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “HPK”.” Pure’s securities are expected to be delisted from the Nasdaq at closing of the business combination concurrently with the Nasdaq listing for trading of HighPeak Energy’s securities.

The business combination was approved and recommended to Pure’s board of directors (the “Board”) by  a special committee consisting of independent directors of Pure’s Board, and is expected to close in the third quarter of 2020, subject to certain closing conditions, including receipt of the requisite shareholder approval.

Jack Hightower, HighPeak Energy’s Chairman and CEO, commented “We are extremely excited about this transaction as this area provides for one of the best on-shore domestic U.S. opportunities in regards to accelerated near-term cash flow growth, single well economics due to the high oil production content, industry leading full-cycle operating margins and the economies of scale we expect to achieve in cost savings attributable to drilling and completion operations, production facilities and infrastructure due to the contiguous nature of the asset base.  After reviewing our drilling success over the last six months, the HighPeak management team is confident in our ability to successfully implement the proposed development drilling program and achieve the anticipated growth profile of the company. With the decline of energy prices over the last few months, several energy companies are struggling. However due to our low drilling and completion costs and our low operating costs, our breakeven prices are much lower than our competitors which enables us to operate at lower price levels.”

Michael L. Hollis, HighPeak Energy’s President, said “With over 20 years of experience drilling wells and developing prospects and having the opportunity to evaluate our properties since joining the HighPeak Funds team, I am extremely excited about the successful development potential of these assets. Over the last several months, we have reduced our drilling, completion, production, facilities, and operating costs to be best in class. Our development costs prior to the pandemic including drilling, completion, equipping and facilities has averaged less than $525 per foot for 10,000 foot or longer laterals. In addition, the combination of our high oil cut and low operating costs enable us to earn among the highest margins in the Permian Basin”

HighPeak Energy Operating Highlights (Pro Forma for Proposed Business Combination)

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HighPeak Energy’s Chairman and CEO, Jack Hightower, provides 49 years of exploration and production (“E&P”) experience including years of executive leadership. In addition to Mr. Hightower, the senior management team provides extensive experience in various roles within the E&P industry that will provide HighPeak Energy with the synergy and capability needed in its business and operations

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Contiguous position of approximately 51,000 net acres located primarily in Howard County, with greater than 90% operated, provides the scale and depth of inventory to maximize capital and operating efficiencies

●	Anticipated net production of approximately 12,000 barrels of oil equivalent per day upon completion of HighPeak Energy’s inventory of drilled but uncompleted wells[1]
●	High oil mix of more than 80% supports a strong operating margin
●	Approximately 495 (400 net) drilling locations identified in either the Wolfcamp A and/or Lower Spraberry formations that are planned to be developed with mostly two-mile laterals
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Successful recent offset and non-operated activity near our acreage provides significant upside with an aggregate of 920 potential operated drilling locations in the Wolfcamp B, Wolfcamp C, Wolfcamp D, Middle Spraberry and Jo Mill zones

●	Planned pad development assuming three operated rigs beginning after the close of the business combination reduces the impact of parent/child degradation

Business Combination

Pursuant to the HPK Business Combination Agreement, HighPeak Energy will acquire, in exchange for 75,000,000 shares, as adjusted in accordance with the HPK Business Combination Agreement, of HighPeak Energy common stock, all of the outstanding interests in HPK Energy, LP (“HPK”), which holds certain rights, title and interests in oil and natural gas assets.

The closing of the business combination is subject to the requisite approval of Pure’s stockholders and the satisfaction of customary conditions. The business combination is expected to close in the third quarter of 2020. The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the HPK Business Combination Agreement relating thereto.

Advisors

With respect to the HPK Business Combination Agreement, Jefferies LLC acted as financial advisor, Hunton Andrews Kurth LLP acted as legal counsel to the special committee of the board of directors of Pure and Latham & Watkins acted as legal counsel to Jefferies LLC.  Vinson & Elkins L.L.P. acted as legal counsel to the HighPeak Funds. EarlyBirdCapital, Inc. acted as advisor for Pure.

Investor Presentation

An investor presentation covering additional information regarding the business combination will be filed by Pure in a current report on Form 8-K.

About Pure Acquisition Corp.

Pure is a blank check company formed in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pure’s units were listed for trading on the Nasdaq under the symbol “PACQU” on April 13, 2018. On May 29, 2018, Pure’s Class A common stock and warrants began trading on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively.

1 Management estimates based on currently available information. Projections are inherently uncertain and subject to change. See “Forward-Looking Statements.”

About HighPeak Energy

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. HighPeak Energy’s assets, after giving effect to the potential business combination, will be primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. HighPeak Energy is led by its Chairman and CEO, Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple E&P platforms and generating strong returns despite industry cycles by consistently applying a disciplined, risk-adjusted approach designed to balance capital preservation with value creation. HighPeak Energy’s objective is to maximize returns by generating rapid production growth initially followed by steady production growth with strong margins and cash flow. HighPeak Energy also intends to generate attractive full-cycle returns on capital employed.

About HighPeak Funds

The HighPeak Funds are entities affiliated with HighPeak Energy Partners, LP, with operations in Howard County, Texas, lying in the northeastern part of the oil-rich Midland Basin.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed merger of Pure Acquisition Merger Sub, Inc. (“MergerSub”) into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy, HighPeak Energy’s and Pure’s ability to consummate the transaction, including raising an adequate amount of equity and debt financing, the benefits of the transaction and HighPeak Energy’s future financial performance following the transaction, as well as HighPeak Energy’s and Pure’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, HighPeak Energy and Pure disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. HighPeak Energy and Pure caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of HighPeak Energy and Pure, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, developments in the global economy as well as the public health crisis related to the coronavirus (COVID-19) pandemic and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, certificates related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, HighPeak Energy’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, title defects and limited control over non-operated properties. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact HighPeak Energy’s and Pure’s expectations and projections can be found in Pure’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Pure’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, HighPeak Energy will file an amended registration statement on Form S-4, which will include a prospectus of HighPeak Energy and a proxy statement of the Company with the SEC. Additionally, HighPeak Energy and Pure will file other relevant materials with the SEC in connection with the proposed merger of MergerSub into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy. The materials to be filed by HighPeak Energy and Pure with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of Pure are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination

Participants in Solicitation

HighPeak Energy and Pure and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Pure’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Pure’s executive officers and directors in the solicitation by reading Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of HighPeak Energy’s and Pure’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Contact:

info@highpeakenergy.com

(817) 850-9200

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